LANDMARK BANCSHARES, INC.
             Statement Regarding Computation of Earnings Per Share
                 Years Ended September 30, 1996, 1995 and 1994



                                                                    Years Ended September 30,
                                                           -----------------------------------------
                                                               1996           1995           1994
                                                           -----------     ----------     ----------

Primary:
     Weighted average common shares outstandng             $ 2,281,312   $  2,281,312    $ 2,281,312
     Net effect of dilutive stock options                       72,860         33,707         23,736
     Average unallocated ESOP shares                          (107,987)      (123,231)
     Weighted average treasury shares purchased(308,365)       (50,574)
                                                                          -----------    -----------
                                                             1,937,820      2,141,214      2,305,048
                                                           ===========    ===========    ===========

Fully Diluted:
     Weighted average common shares outstandng             $ 2,281,312   $  2,281,312    $ 2,281,312
     Net effect of dilutive stock options                       88,814         68,039         34,734
     Average unallocated ESOP shares                          (107,987)      (123,231)
     Weighted average treasury shares purchased(308,365)       (50,574)
                                                                          -----------    -----------
                                                             1,953,774      2,175,546      2,316,046
                                                           ===========    ===========    ===========

Net earnings                                               $ 1,404,226    $ 1,762,523    $ 1,583,985
                                                           ===========    ===========    ===========
Earnings per share:

     Primary                                               $      0.72    $      0.82    $      0.38
                                                           ===========    ===========    ===========
     Fully Diluted                                         $      0.72    $      0.81    $      0.38
                                                           ===========    ===========    ===========




Earnings per share for the year ended September 30, 1994 is computed on net income and common stock outstanding since March 28, 1994, the date the Company completed its initial stock offering.

Beginning with the fiscal year ending September 30, 1995, the Company accounts for the 136,878 shares acquired by the Employee Stock Ownership Plan ("ESOP") in accordance with Statement of Position 93-6. In accordance with this statement, shares controlled by the ESOP are not considered in the weighted average shares outstanding until the shares are committed for allocation. In accordance with the provisions of the statement, the change in accounting for shares held by the ESOP was applied prospectively. Had the statement been applied to fiscal year ending September 30, 1994, average unallocated shares held by the ESOP would have reduced common stock equivalents outstanding by 133,116.